Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Prairie Operating Co. of our report dated March 14, 2024, relating to the consolidated financial statements of Nickel Road Operating LLC and Subsidiaries as of and for the year ended December 31, 2023 and 2022, appearing in the Current Report on Form 8-K/A dated March 19, 2024 of Prairie Operating Co.

Denver, Colorado

April 5, 2024